Ichor Holdings, Ltd.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

14 May 2025
Ichor Holdings, Ltd.
We have acted as counsel as to Cayman Islands law to Ichor Holdings, Ltd. (the "Company") in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the "Form S-8"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended (the "Registration Statement") relating to the reservation for issuance of 4,610,489 ordinary shares of the Company of par value of US $0.0001 each (the "Shares"), to be issued under the Company's 2025 Omnibus Incentive Plan and the Company's 2016 Omnibus Incentive Plan, respectively (together, the "Plans").
1Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1The certificate of incorporation dated 30 January 2012 and the memorandum and articles of association of the Company as registered or adopted on 24 May 2022 (the "Memorandum and Articles").
1.2An extract (the "Extract") from the minutes of the meeting of the board of directors of the Company held on 13 February 2025 (the "Meeting").
1.3The written resolutions of the human capital committee of the board of directors of the Company (the "Committee") dated 26 March 2025 (the "Committee Resolutions").
1.4A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").
1.5A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").
1.6The Plans.
1.7The Registration Statement.

2Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:
2.1.The Plans have been authorised and duly executed and unconditionally delivered by or on behalf of the Company in accordance with all relevant laws (other than the laws of the Cayman Islands).
2.2.The Plans are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of Delaware (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.3.The choice of the Relevant Law as the governing law of the Plans has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts any relevant jurisdiction (other than the Cayman Islands) as a matter of all relevant laws (other than the laws of the Cayman Islands).
2.4.Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.5.All signatures, initials and seals are genuine.
2.6.The capacity, power, authority and legal right of the Company under all relevant laws and regulations (other than the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform its obligations under the Plans.
2.7.No monies paid to or for the account of any party under the Registration Statement or the Plans or any property received or disposed of by any party to the Registration Statement or the Plans in each case in connection with the Registration Statement or the Plans or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).
2.8.There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.
2.9.There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.
2.10.The Company has received, or will receive, money or money's worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1.The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.
3.2.The Shares to be offered and issued by the Company pursuant to the provisions of the Plans, have been duly authorised for issue, and when such Shares are issued by the Company in accordance with the Memorandum and Articles and the Plans for the consideration fixed thereto and duly registered in the Company's register of members (shareholders), will be validly issued and (assuming that all of the consideration is received by the Company) will be fully paid and non-assessable.
4Qualifications
The opinions expressed above are subject to the following qualifications:
4.1.The obligations assumed by the Company under the Plans will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:
(a.)enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;
(b.)enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;
(c.)where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and
(d.)some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.
4.2.To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.
4.3.Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.4.In this opinion letter the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
We express no view as to the commercial terms of the Plans or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.
The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Plans and express no opinion or observation upon the terms of any such document.
This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of the Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.
Yours faithfully
/s/ Maples and Calder
Maples and Calder (Cayman) LLP

Ichor Holdings, Ltd.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

To: Maples and Calder (Cayman) LLP
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
14 May 2025
Ichor Holdings, Ltd. (the "Company")
I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:
1The Memorandum and Articles remain in full force and effect and are unamended.
2The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.
3The Extract is a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Extract were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.
4The Committee Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company), and have not been amended, varied or revoked in any respect.
5The authorised share capital of the Company is US$22,000 divided into 200,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each and 20,000,000 Preferred Shares of a nominal or par value of US$0.0001 each. The issued share capital of the Company is US$3,856 divided into 38,557,527 Ordinary Shares of a nominal or par value of US$0.0001 each, which have been duly authorised and are validly issued as fully-paid and non-assessable.
6The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.

7The directors of the Company at the date of the Meeting and at the date of this certificate were and are as follows: Jorge Titinger, Yuval Wasserman, Sarah O’Dowd, Dr. Wendy Arienzo, Jeffrey Andreson, Laura Black, John Kispert, Marc Haugen, Iain MacKenzie and Thomas Rohrs.
8The members of the Committee at the date of the Committee Resolutions and at the date of this certificate were and are as follows: Wendy Arienzo, Marc Haugen, Iain MacKenzie, Sarah O’Dowd and Yuval Wasserman.
9The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.
10Prior to, at the time of, and immediately following the implementation of the Plans the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Plan for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.
11Each director of the Company considers the transactions contemplated by the Plans to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.
12To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company's property or assets.
13To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.
14The Plans have been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.
15No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.
16The Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders).
17The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.
18There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Plans.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature: /s/ Jeffrey Andreson
Name: Jeffrey Andreson
Title: Director